NEOPATH, INC.

           STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
          As Amended and Restated on February 27, 1997


                      SECTION 1    PURPOSES

     The purpose of the NeoPath, Inc. Stock Option Plan for Nonemployee Directors (this "Plan") is to attract and retain the services of experienced and knowledgeable nonemployee directors for NeoPath, Inc. (the "Company") and to provide added incentive to such directors by providing an opportunity for stock ownership in the Company.


                   SECTION 2    ADMINISTRATION

     The administrator of this Plan (the "Plan Administrator") shall be the Board of Directors of the Company (the "Board"). Subject to the terms of this Plan, the Plan Administrator shall have the power to construe the provisions of this Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under this Plan.


             SECTION 3    SHARES SUBJECT TO THE PLAN

     Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Company's common stock (the "Common Stock") for which options may be granted under this Plan is 400,000 as such Common Stock was constituted on the effective date of this Plan (the "Shares"). The Shares shall be shares currently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under this Plan which expires or terminates without being exercised in full.


                    SECTION 4    ELIGIBILITY

     Each member of the Board elected or appointed (and each person who has been nominated for election at the Annual Meeting immediately prior to which options are to be granted pursuant to this Plan) who is not otherwise an employee of the Company or any parent or subsidiary corporation (an "Eligible Director") shall be eligible to participate in this Plan. Subsequent to February 27, 1997, each Eligible Director (other

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than a director whose term expires on the date of the Annual Meeting prior to which an option is to be granted pursuant to this Plan and who has not been nominated for reelection at such Annual Meeting) will be granted an option to purchase 7,000 shares of Common
Stock annually during his or her term of office on the last business day prior to each Annual Meeting of Shareholders (as described in the Company's Bylaws, the "Annual
Meeting").  Notwithstanding the foregoing, if an Eligible
Director is first elected or appointed by the Board on a date other than the date of an Annual Meeting, such Eligible Director shall receive a pro rata portion of such annual grant on the date of such initial election or appointment determined by reference to the number of calendar quarters by which the Eligible
Director's initial election or appointment, precedes the quarter in which the next Annual Meeting is scheduled to occur, as follows: nothing in the same quarter as the Annual Meeting, an option to purchase 1,750 shares of Common Stock in the first quarter preceding the Annual Meeting, an option to purchase
3,500 shares of Common Stock in the second quarter preceding the Annual Meeting and an option to purchase 5,250 shares of Common Stock in the third quarter preceeding the Annual Meeting.


          SECTION 5    TERMS AND CONDITIONS OF OPTIONS

     Each option granted to an Eligible Director under this Plan and the issuance of Shares thereunder shall be subject to the following terms:

     5.1  Option Agreement

     Each option shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement shall comply with and be subject to the terms and conditions of this Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator.

     5.2  Option Exercise Price

     The option exercise price for an option shall be the closing price, or if there is no closing price, the mean between the high and the low sale price of shares of Common Stock on the NASDAQ Stock Market on the day the option is granted or, if no Common Stock was traded on such date, on the next succeeding day on which Common Stock is so traded.

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     5.3  Vesting and Exercisability

     Each option granted to an Eligible Director shall vest and become exercisable in full on the day immediately prior to the Annual Meeting next following the date of grant (disregarding the Annual Meeting being held immediately after the date of grant).

     5.4  Time and Manner of Exercise of Option

     Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 20% of the Shares purchasable under the option (or the remaining Shares then purchasable under the option, if less than 20%) may be purchased upon any exercise of any option hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

     Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (a) in cash or by check,
(b) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

     5.5  Term of Options

     Each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

          (a) In the event that an Optionee ceases to be a director of the Company for any reason other than the death of the Optionee, the unvested portion of the options granted to such Optionee shall terminate immediately and the vested portion of the options granted to such Optionee may be exercised by him or her only within twelve months after the date such Optionee ceases to be a director of the Company.

          (b) In the event of the death of an Optionee, whether during the Optionee's service as a director or during the twelve-month period referred to in Section 5.5(a), the unvested portion of the options granted to such Optionee shall terminate immediately and the vested portion of the options granted to such Optionee shall be exercisable, and such options shall expire unless exercised within twelve months after the date of the Optionee's death, by the legal representatives or the estate of such Optionee, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been

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 made, by the
person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

     5.6  Transferability

     During an Optionee's lifetime, an option may be exercised only by the Optionee or a permitted assignee or transferee. Options granted under this Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (a) by will or by the applicable laws of descent and distribution or (b) by gift or other transfer to either (i) a spouse or other immediate family member or (ii) any trust or partnership in which the original Optionee or such person's spouse or other immediate family member has a substantial beneficial interest; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing
the award.   An Optionee may also designate in writing during the
Optionee's lifetime a beneficiary to receive and exercise options in the event of the Optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

     5.7  Holding Period

     If an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date the option was granted, such sale may result in short-swing profit liability under
Section 16(b) of the Exchange Act.

     5.8  Participant's or Successor's Rights as Shareholder

     Neither an Optionee nor the Optionee's successor in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

     5.9  Limitation as to Directorship

     Neither this Plan, nor the granting of an option, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

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     5.10 Regulatory Approval and Compliance

     The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under this Plan, or record as a holder of record of Shares the name of the individual exercising an option under this Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.


     SECTION 6    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     6.1  Recapitalization

     The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     6.2  Effect of Liquidation, Reorganization or Change in
          Control

          6.2.1     Cash, Stock or Other Property for Stock

     Except as provided in subsection 6.2.2, upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, each option shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, reorganization or liquidation to exercise such option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

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          6.2.2     Conversion of Options on Stock for Stock
               Exchange

     If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization, all options shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of sub section 6.2.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of shares of the Common Stock receive in such merger, consolidation, acquisition of property or stock, or reorganization.

     6.3  Fractional Shares

     In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.


                      SECTION 7    EXPENSES

     All costs and expenses of the adoption and administration of this Plan shall be borne by the Company; none of such expenses shall be charged to any Optionee.


             SECTION 8    COMPLIANCE WITH RULE 16b-3

     It is the intention of the Company that this Plan comply in all respects with the requirements for a "formula plan" within the meaning attributed to that term for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with such requirements, that provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting such requirements.


             SECTION 9    AMENDMENT AND TERMINATION

     The Board may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify this Plan as a formula plan for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the
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 amount, price, timing or vesting of
the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further that no amendment that would:

          (a) materially increase the number of Shares that may be issued under this Plan, or
          (b) otherwise require shareholder approval under any applicable law or regulation shall be made without the approval of the Company's shareholders.


            SECTION 10    EFFECTIVE DATE AND DURATION

     This Plan shall be effective on February 2, 1995, the fifth trading day after the effective date of the Company's registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the Company's initial underwritten public offering. A "trading day" shall be a day on which Shares of Common Stock are traded on the Nasdaq Stock Market. This Plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the then-outstanding terms of any options.

     Plan originally adopted by the Company's Board of Directors on October 26, 1994 and approved by the Company's shareholders on November 17, 1994. Plan was amended and restated by the Board on April 25, 1996 and approved by the Company's shareholders on June 25, 1996. Amended and restated by the Board of Directors on February 27, 1997.

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